Exhibit 10.10

HOME BANK
SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is adopted effective as of the 20th day of May, 2019, by and between HOME BANK, a national bank, located in Lafayette, Louisiana (the “Bank”), and JASON P. FREYOU (the “Executive”).

WITNESSETH:

WHEREAS, the purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank; and this Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Bank and the Executive as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability that should be accrued by the Bank, under accounting principles generally accepted in the United States (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Change in Control” means a change in the ownership of the Bank, a change in the effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder, provided that any mutual to stock conversion of the Bank shall not be deemed to be a Change in Control, and provided further that following any mutual to stock conversion of the Bank, all references to the Bank in this Section 1.5 shall also include any holding company for the Bank formed in connection with such conversion.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is four percent (4%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9	“Early Termination” means the Executive’s Separation from Service before attainment of Normal Retirement Age except when such Separation from Service occurs on or within twenty-four (24) months following a Change in Control, because the Executive experiences a Disability, or due to Termination for Cause.

1.10	“Effective Date” means May 20, 2019.

1.11	“ERISA” means the Employee Income Security Act of 1974, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.12	“Normal Retirement Age” means the date the Executive reaches age sixty-five (65).

1.13	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.14	“Plan Year” means each twelve (12) month period commencing on August 1 and ending on July 31 of each year.

1.15	“Separation from Service” means termination of the Executive’s employment with the Bank. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months). In the event the Bank converts from mutual to stock form and forms a holding company in connection with such conversion, then all references to the Bank in this Section 1.15 shall also include such holding company, so that any services which the Executive provides to such holding company shall be taken into account for purposes of determining whether or not a Separation from Service has occurred.

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1.16	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank or of any holding company for the Bank, if any stock of the Bank or any such holding company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 of any year (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.17	“Termination for Cause” means Separation from Service due to the Executive’s:

(a)	Gross negligence or gross neglect of duties to the Bank;
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or
(c)	Personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

1.18	“Vesting Percentage” means the percentage determined under the following vesting schedule based on the Executive’s Years of Vesting Service:

Years of Vesting Service	Vesting Percentage
Less than 6	0%
6	20%
7	40%
8	60%
9	80%
10 or more	100%

1.19	“Years of Vesting Service” means, for vesting purposes, the number of full twelve (12)-month periods, commencing with the Executive’s most recent hire date, during which the Executive remains in continuous service with the Bank. For purposes of determining vesting, all Years of Vesting Service with the Bank shall be counted regardless of whether such service occurred before or after the Effective Date of this Agreement.

Article 2
Distributions During Lifetime

2.1	Normal Retirement Benefit. Following a Separation from Service on or after the Executive’s Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Seventy-Five Thousand Dollars ($75,000).

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2.1.2	Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following a Separation from Service on or after Normal Retirement Age, subject to Section 2.5 hereof. The annual benefit shall be distributed to the Executive for ten (10) years.

2.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is an amount equal to the product of the Executive’s Accrual Balance, as of the end of the Plan Year immediately preceding Executive’s Separation from Service, multiplied by the Executive’s Vesting Percentage.

2.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum on the first day of the month following Executive’s Separation from Service, subject to Section 2.5 hereof.

2.3	Disability Benefit. If the Executive experiences a Disability prior to (a) a Separation from Service on or after Normal Retirement Age or (b) Early Termination, and other than on or within twenty-four (24) months following a Change in Control, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is an amount equal to the Accrual Balance as of the date the Executive experiences a Disability.

2.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum on the first day of the month following Executive’s Separation from Service.

2.4	Change in Control Benefit. If a Change in Control occurs, followed within twenty-four (24) months by a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the greater of (i) the Accrual Balance as of the end of the Plan Year immediately preceding Executive’s Separation from Service or (ii) Two Hundred Thousand Dollars ($200,000).

2.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum on the first day of the month following Executive’s Separation from Service, subject to Section 2.5 hereof.

2.4.3	Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 2.4 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

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2.5	Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Executive due to a Separation from Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following the Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the month following the lapse of six months after the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank shall make a limited distribution to the Executive in a manner that conforms to the requirements of Code Section 409A. Any such distribution will decrease the Executive’s benefits distributable under this Agreement.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)	must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the amendment is made.

Article 3
Distribution at Death

3.1	Death During Active Service. If the Executive dies prior to a Separation from Service, experiencing a Disability, or Normal Retirement Age, then no benefits shall be paid under this Agreement.

3.2	Death During Distribution of a Benefit. If the Executive dies after the occurrence of any event triggering the Executive’s entitlement to a benefit under Article 2 and prior to payment of the entire Accrual Balance, the Bank shall distribute to the Beneficiary an amount equal to the remaining Accrual Balance at the same time and in the same amounts it would have been distributed to the Executive had the Executive survived.

3.3	Death Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall commence on the earlier of (a) the first day of the fourth month following the Executive’s death, or (b) the date the benefits would have commenced if the Executive had not died.

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Article 4
Beneficiaries

4.1	In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Executive participates.

4.2	Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive’s spouse and returned to the Plan Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2	Suicide or Misstatement. No benefit shall be distributed if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

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5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. §1828 and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6
Administration of Agreement

6.1	Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive’s death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

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Article 7
Claims And Review Procedures

7.1	Notice of Denial.

7.1.1	If Executive or a Beneficiary (a “claimant”) is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination (whether such claim is denied in whole or in part) within a reasonable period of time but no later than ninety (90) days after the Claims Administrator receives the claim. However, under special circumstances (to be determined by the Claims Administrator), the Claims Administrator may extend the time for processing the claim to a day no later than one hundred eighty (180) days after the Claims Administrator receives the claim. The claimant shall be notified in writing within the initial 90-day period of the need to extend the time for review, the special circumstances requiring an extension, and the date by which a decision is expected.

7.1.2	With respect to a claim for benefits due to Executive experiencing a Disability, the Claims Administrator shall provide to the claimant written notice of the adverse benefit determination within a reasonable period of time but no later than forty-five (45) days after the Claims Administrator receives the claim. This 45-day period may be extended up to thirty (30) days if an extension is necessary due to matters beyond the control of the Claims Administrator (to be determined by the Claims Administrator) and the claimant is notified, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Claims Administrator expects to render a decision. If, prior to the end of the first 30-day extension period, the Claims Administrator determines that, due to matters beyond the control of the Claims Administrator (to be determined by the Claims Administrator), a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Claims Administrator notifies the claimant, prior to the expiration of the initial 30-day extension period, of the circumstances requiring the extension and the date as of which the Claims Administrator expects to render a decision. In the case of any such extension, the notice of extension shall also specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall have at least forty-five (45) days within which to provide the specified information, if any.

7.2	Contents of Notice of Denial. If a claimant is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to such claimant written notice of the denial. Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive experiencing a Disability, be provided in a culturally and linguistically appropriate manner) and shall set forth:

7.2.1	the specific reason or reasons for the denial;

7.2.2	specific references to the pertinent provisions of this Agreement on which the denial is based;

7.2.3	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

7.2.4	an explanation of this Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

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7.2.5	in the case of a claim for benefits due to Executive experiencing a Disability:

(i)	a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Claims Administrator of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Claims Administrator in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and a disability determination regarding the claimant presented by the claimant to the Claims Administrator made by the Social Security Administration;

(ii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request in writing;

(iii)	the specific internal rules, guidelines, protocols, standards or other similar criteria of the Claims Administrator relied upon in making the adverse determination, or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Claims Administrator do not exist; and

(iv)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

7.3	Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:

7.3.1	submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator or Appeals Fiduciary, as applicable; and

7.3.2	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim

7.3.3	request a full and fair review of the denial of the claim by written application to the Claims Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to Executive experiencing a Disability), which shall include:

(i)	a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

(ii)	in the case of a claim for benefits due to Executive experiencing a Disability:

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(1)       before issuing an adverse benefit determination on review, providing the claimant, free of charge with any new or additional evidence considered, relied upon, or generated by the Claims Administrator or other person making the benefit determination (or at the direction of the Claims Administrator or such other person) in connection with the claim as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date; and

(2)       before issuing an adverse benefit determination on review based on a new or additional rationale, providing the claimant, free of charge, with the rationale as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.

7.4	Application for Review.

7.4.1	If a claimant wishes a review of the decision denying his claim to benefits under this Agreement, other than a claim described in Section 7.4.2, he must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.

7.4.2	If the claimant wishes a review of the decision denying his claim to benefits under this Agreement due to Executive experiencing a Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial.

7.5	Hearing. Upon receiving such written application for review, the Claims Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Claims Administrator or Appeals Fiduciary received such written application for review.

7.6	Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

7.7	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

7.8	Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to Executive experiencing a Disability) following the receipt of the written application for review, the Claims Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Claims Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to Executive experiencing a Disability) after the date of receipt of the written application for review. If the Claims Administrator or Appeals Fiduciary determines that the extension of time is required, the Claims Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to Executive experiencing a Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial. Any such notice of an adverse benefit determination shall be written in a manner calculated to be understood by the claimant (and with respect to a claim for benefits due to Executive experiencing a Disability, be provided in a culturally and linguistically appropriate manner) and shall include:

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7.8.1	the specific reason or reasons for the adverse benefit determination;

7.8.2	specific references to the pertinent provisions of this Agreement on which the adverse benefit determination is based;

7.8.3	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

7.8.4	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on review;

7.8.5	a statement regarding the availability of other voluntary alternative dispute resolution options;

7.8.6	in the case of a claim for benefits due to Executive experiencing a Disability:

(i)	a description of any contractual limitations period that applies to the claimant’s right to bring a civil action under Section 502(a) of ERISA, including the calendar date on which the contractual limitations period expires for the claim;

(ii)	a discussion of the decision, including an explanation of the basis for disagreeing with or not following: the views presented by the claimant to the Claims Administrator of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational professionals whose advice was obtained on behalf of the Claims Administrator in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and a disability determination regarding the claimant presented by the claimant to the Claims Administrator made by the Social Security Administration;

(iii)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(iv)	the specific internal rules, guidelines, protocols, standards or other similar criteria of the Claims Administrator relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

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The Claims Administrator has the discretionary authority to determine all interpretative issues arising under this Agreement and the interpretations of the Claims Administrator shall be final and binding upon Executive or any other party claiming benefits under this Agreement.

7.9	Calculating Time Periods. The period of time within which a benefit determination initially or on review is required to be made shall begin at the time a claim or request for review is filed in accordance with the procedures of the Agreement, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to the failure of a claimant to submit information necessary to decide a claim or review, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

7.10	Standards for Culturally and Linguistically Appropriate Notices. With respect to any notices required to be provided in a culturally and linguistically appropriate manner, the Claims Administrator shall provide (i) oral language services in the applicable non-English language (that include answering questions in any applicable non-English language and providing assistance with filing claims in any applicable non-English language), (ii) a statement in the applicable non-English language, prominently displayed on notices, explaining how to access language services and (iii) notices in the applicable non-English language upon request. For this purpose, a non-English language is an applicable non-English language if 10% or more of the population residing in the county for which the notice is sent is literate only in the same non-English language.

7.11	Adjudication of Disability Benefit Claims: Independence and Impartiality. All claims and appeals with respect to benefits due to Executive experiencing a Disability shall adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based upon the likelihood that the individual will support the denial of benefits.

7.12	Exhaustion of Administrative Remedies Available under the Agreement.

7.12.1	In no event will Executive be entitled to challenge the Claims Administrator’s decision in court or any other proceeding unless and until these claims procedures are exhausted. The Executive then shall have one hundred eighty (180) days from the date of receipt of the Claims Administrator’s decision on appeal in which to file suit regarding a claim for benefits under this Agreement. If suit is not filed within such one hundred eighty (180)-day period, it shall be forever barred.

7.12.2	Notwithstanding the foregoing, in the case of a claim for benefits due to Executive experiencing a Disability, if the Claims Administrator or Appeals Fiduciary, as applicable, fails to strictly adhere to all the applicable requirements hereunder, the claimant is deemed to have exhausted the administrative remedies available under the Agreement, except as provided in the paragraph below with respect to de minimis violations. If the claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.

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The administrative remedies available under the Agreement will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant, provided the Claims Administrator demonstrates that the violation was for good cause or due to matters beyond the control of the Claims Administrator and that the violation occurred in the context of an ongoing, good faith exchange of information between the Claims Administrator and the claimant. A violation shall not be de minimis if it is part of a pattern or practice of violations by the Claims Administrator. The claimant may request a written explanation of the violation from the Claims Administrator, and the Claims Administrator must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the available administrative remedies to be deemed exhausted. If a court rejects the claimant’s request for immediate review on the basis that the Claims Administrator met the standards for the de minimis exception the claim shall be considered as refiled on appeal upon the Claims Administrator’s receipt of the court’s decision. Within a reasonable time after the receipt of the decision, the Claims Administrator shall provide the claimant with notice of the resubmission.

7.13	Definitions. For purposes of the Agreement’s claims procedures, the following words and phrases shall have the respective meanings set forth below:

7.13.1	“Adverse benefit determination” means any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a claimant’s eligibility to participate in a plan and with respect to a claim for benefits due to Executive experiencing a Disability, shall also mean any rescission of disability coverage with respect to a Participant or Beneficiary (whether or not there is an adverse effect on any particular benefit at that time), where rescission means a cancellation or discontinuance of coverage that has retroactive effect, except to the extent it is attributable to a failure to timely pay required premiums or contributions towards the cost of coverage.

7.13.2	“Appeals Fiduciary” means an individual or group of individuals appointed by the Claims Administrator to review appeals of claims for benefits payable due to the Executive experiencing a Disability.

7.13.3	“Claims Administrator” means the Board or such other person designated by the Board from time to time and named by notice to Executive.

7.13.4	A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (A) was relied upon in making the benefit determination, (B) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, (C) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination, or (D) in the case of a claim for benefits due to Executive experiencing a Disability, constitutes a statement of policy or guidance with respect to the Agreement concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

7.14	Person Authorized to Act on Behalf of Claimant. The Claims Administrator may establish reasonable procedures to permit an authorized person to act on behalf of the claimant (and for determining whether a person has been authorized to act on behalf of a claimant).

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Article 8
Amendments and Termination

8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. The benefit shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank irrevocably terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated so the Executive and all participants under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

(b)	Within twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

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the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank nor interfere with the Bank’s right to discharge the Executive. It does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent that the laws of the United States of America are applicable.

9.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

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9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12	Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Board of Directors

Home Bank, N.A.

503 Kaliste Saloom

Lafayette, Louisiana 70508

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive.

9.14	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE	HOME BANK, N.A.

/s/ Jason P. Freyou	By:	/s/ John W. Bordelon
Jason P. Freyou	Title: President & CEO

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